EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 1165(e) Retirement Plan Committee

The Oriental Bank CODA Profit Sharing Plan:

We consent to the incorporation by reference in the registration statement (No. 333-102696) on Form S-8 of OFG Bancorp of our report dated June 30, 2014, with respect to the statements of net assets available for benefits of The Oriental Bank CODA Profit Sharing Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013 and the supplemental Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of The Oriental Bank CODA Profit Sharing Plan.

Our report dated June 30, 2014 contains an explanatory paragraph that states that the supplementary information included in Schedule H, Line 4i — Schedule of Assets (Held at End of Year) does not disclose historical cost of nonparticipant-directed plan assets. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for the Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ KPMG LLP

June 30, 2014

San Juan, Puerto Rico

Certified Public Accountants

17